LANDRY’S RESTAURANTS SPECIAL COMMITTEE TO EXPLORE ALTERNATIVE PROPOSALS TO INDICATION OF
INTEREST FROM TILMAN J. FERTITTA

HOUSTON, September 9, 2009 — Landry’s Restaurants, Inc. (NYSE: LNY – News; the “Company”) announced today that on August 14, 2009, its Board of Directors appointed a special committee (“Special Committee”) comprised solely of independent directors of the Company and authorized the Special Committee to review strategic alternatives for the Company, including a possible sale of the Company. The Special Committee has retained independent legal advisors and engaged Moelis & Company LLC as its financial advisor.

On September 4, 2009, the Special Committee received a letter from Tilman J. Fertitta, Chairman, President and CEO, expressing his desire to enter into formal discussions with the Special Committee regarding a going-private transaction and a related tax-free spin-off of the Company’s wholly-owned subsidiary, Saltgrass, Inc. (“Saltgrass”). In the transaction, Mr. Fertitta would acquire all of the shares of the Company’s common stock that he does not currently own and the Company’s stockholders, including Mr. Fertitta, would receive shares of Saltgrass in exchange for their shares of the Company’s common stock. The stockholders other than Mr. Fertitta would receive a greater percentage of shares of Saltgrass than would Mr. Fertitta. It is expected that Saltgrass would be a reporting company under the Securities Exchange Act of 1934, as amended, and would be listed for trading on a national securities exchange as of the closing of the transaction. Mr. Fertitta further indicated that he would be willing to have approval of the transaction conditioned on the affirmative vote of the holders of a majority of the Company’s common stock not owned by him. Mr. Fertitta also noted as part of the transaction that he anticipated refinancing the Company’s outstanding debt and Saltgrass would have stand-alone debt at an appropriate level with terms supportive of higher unit growth.

The Special Committee has informed Mr. Fertitta that it will not be prepared to make a recommendation regarding any transaction with him, if at all, unless and until such time that it has had the opportunity to explore alternative proposals and concludes that in its business judgment it believes that Mr. Fertitta’s proposal is superior to any other proposal.

There can be no assurance that any agreement on financial or other terms satisfactory to the Special Committee will be reached with Mr. Fertitta. Furthermore, there can be no assurance regarding the timing of or whether the Special Committee will elect to pursue any of the strategic alternatives it may consider, or that any such alternatives will result in changes to the Company’s plans or will be consummated and there is no certainty that any strategic alternative will involve a transaction for shareholders at a share price equal to or above the current trading price of the Company’s shares.

About Landry’s Restaurants, Inc.

The Company is a national, diversified restaurant, hospitality and entertainment company principally engaged in the ownership and operation of full-service, casual dining restaurants, primarily under the names of Rainforest Cafe, Saltgrass Steak House, Landry’s Seafood House, Charley’s Crab, The Chart House, and the Signature Group of restaurants. The Company is also engaged in the ownership and operation of select hospitality businesses, including the Golden Nugget Hotel & Casino in Las Vegas and Laughlin, Nevada.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward-looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, higher interest rates and gas prices, construction at the Golden Nugget properties, negative same store sales, or the Company’s inability to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

Contact:

Steven L. Scheinthal Executive Vice President & General Counsel (713) 850-1010	or	Rick H. Liem Executive Vice President and CFO (713) 850-1010